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                                                           Exhibit 23.1

                            Amistar Corporation

                              and Subsidiaries




             Independent Auditors' Consent and Report on Schedule



The Board of Directors
Amistar Corporation:


The audits referred to in our report dated February 11, 1997, included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the annual report on Form 10-K of Amistar Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-94696 and 33-89554), of Amistar Corporation and subsidiaries, of our report dated February 11, 1997, relating to the consolidated balance sheets of Amistar Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Amistar Corporation. We also consent to the incorporation by reference of our report on the schedule included herein.






San Diego, California                By: /s/ KPMG Peat Marwick LLP
March 26, 1997





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